Exhibit 99
Printronix Announces Fourth Quarter and Fiscal Year 2006 Results

IRVINE, Calif. - (BUSINESS WIRE) June 26, 2006 - Printronix, Inc. (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the fourth quarter and fiscal year ended March 31, 2006. The fourth quarter and fiscal year ended March 31, 2006 consisted of 14 and 53 weeks respectively, compared with the fourth quarter and fiscal year ended March 25, 2005, which consisted of 13 and 52 weeks respectively. Fourth quarter revenue was $33.2 million, up from $32.7 million in the fourth quarter of fiscal year 2005. The company incurred a net loss for the quarter of $7.4 million, or $1.19 per diluted share, compared with net income of $0.7 million, or $0.10 per diluted share, for the same quarter of the prior fiscal year.

Revenue for fiscal year 2006 was $127.8 million, down from $131.7 million a year ago. The net loss for fiscal year 2006 was $8.0 million, or $1.28 per diluted share, compared with net income of $1.9 million, or $0.30 per diluted share in fiscal year 2005.

The net losses for the fiscal year 2006 were due primarily to 3 factors; an increase in the tax asset valuation allowance of $3.0 million resulting from cumulative losses in the United States, G&A expenses due to costs incurred for Sarbanes Oxley compliance for consulting and external audit fees of $2.5 million, and a tax charge of $2.1 million resulting from repatriation of $32.0 million of foreign earnings to the U.S.

"We remain positive on the outlook for the company,” said Robert Kleist, President and CEO of Printronix. “During the fourth quarter, we continued to expand our RFID printing solutions, introduced new line matrix printers and continued to strengthen our presence in emerging geographies. Based upon current sales trends, lower SOX compliance costs and lower operating expenses, we expect the company to return to profitability in the June quarter, the first quarter of fiscal year 2007. With a strong balance sheet, the company is well positioned to participate in expansion of global printing solutions for supply chain and manufacturing applications.”

Gross margin was 36.4% for the fourth quarter of fiscal 2006, down from 38.7% in the fourth quarter of fiscal 2005 primarily due to lower volume and increased warranty and inventory costs. For fiscal year 2006, gross margin was 37.7%, down from 39.1% for the prior year, primarily due to lower volume and the changeover to new product lines in both line matrix and thermal printing solutions.

Operating expenses in the fourth quarter of fiscal 2006 were $14.7 million, up from $12.0 million in the fourth quarter of fiscal year 2005. Operating expenses for fiscal year 2006 were $51.6 million compared with $48.8 million in fiscal year 2005, due to Sarbanes Oxley compliance expense of $2.5 million compared to prior year of $0.5 million and expenses related to AJCA cash repatriation of $0.2 million and higher audit fees of $0.6 million. There was increased spending for marketing due to geographic expansion and new product launches, offset by decreased expenditures in other areas.

The company ended the fourth fiscal quarter of 2006 with cash and short-term investments of $42.1 million, down from $44.9 million at the end of the fourth quarter of fiscal 2005, and up from $41.6 million at the end of the third quarter of fiscal year 2006. The decrease in cash and short-term investments from the prior year is primarily due to higher inventories and receivables together with dividends paid to shareholders.

There will be an earnings conference call at 1:30 p.m. PT (4:30 p.m. ET) on Monday, June 26, 2006. The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO, and George Harwood, Senior Vice President and CFO. To access the live audio webcast, go to the Printronix Web site at www.printronix.com and select the conference call link to register. If you are unable to listen to the live webcast, it will be archived for replay on the Web site. To listen to the live conference call via the telephone, you can access the call at 877-704-5391. Shortly after the call, a telephonic replay will be available through July 10, 2006, by dialing 888-203-1112 or 719-457-0820. Passcode I.D. 7049900 is required for both the telephonic live call and the telephonic replay.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in the requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

CONTACT: PRINTRONIX, INC., Irvine

Robert A. Kleist, President, CEO
714-368-2863
George L. Harwood, Senior Vice President Finance, CFO
714-368-2384

or
Media Contact:
WunderMarx, Inc.
Cara Good
949-860-2434, ext. 312
cara.good@wundermarx.coom

or
Investor Contact:
EVC Group, LLC
Douglas M. Sherk
415-896-6818
dsherk@evcgroup.com
Jennifer Beugelmans
415-896-6817
jbeugelmans@evcgroup.com

PRINTRONIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except share and per share data)
(unaudited)

	Three Months Ended			Year Ended
	March 31,	December 23,	March 25,	March 31,	March 25,
	2006	2005	2005	2006	2005

Revenue	$33,225	$33,851	$32,697	$127,821	$131,711
Cost of sales	21,146	20,826	20,041	79,621	80,189

Gross margin	12,079	13,025	12,656	48,200	51,522

Engineering and development	3,594	3,274	3,711	14,344	15,762
Sales and marketing	6,972	6,167	6,190	25,370	24,414
General and administrative	4,148	2,782	2,127	11,931	8,622

Total operating expenses	14,714	12,223	12,028	51,645	48,798

(Loss) income from operations	(2,635)	802	628	(3,445)	2,724
Interest and other (income)
expense, net	(81)	(182)	(2)	(692)	(46)

(Loss) income before taxes	(2,554)	984	630	(2,753)	2,770

Provision for income taxes	4,879	122	(34)	5,206	831

Net (loss) income	$(7,433)	$862	$664	$(7,959)	$1,939

Net (loss) income per share:
Basic	$(1.19)	$0.14	$0.10	$(1.28)	$0.31
Diluted	$(1.19)	$0.13	$0.10	$(1.28)	$0.30

Shares used in computing net
(loss) income per share:
Basic	6,264,588	6,249,224	6,429,487	6,240,041	6,356,236
Diluted	6,264,588	6,445,029	6,613,757	6,240,041	6,538,321

Gross margin %	36.4%	38.5%	38.7%	37.7%	39.1%
Operating expenses %	44.3%	36.1%	36.8%	40.4%	37.0%
(Loss) income from operations %	-7.9%	2.4%	1.9%	-2.7%	2.1%
Net (loss) income %	-22.4%	2.5%	2.0%	-6.2%	1.5%

PRINTRONIX, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
($ in thousands)
(unaudited)

	March 31,	December 23,	March 25,
	2006	2005	2005
ASSETS
Cash and cash equivalents	$41,546	$31,671	$35,405
Short-term investments	547	9,908	9,500
Accounts receivable, net	19,292	20,361	18,207
Inventories, net	14,382	13,355	13,093
Other current assets	1,976	4,257	4,381
Property, plant and equipment, net	31,618	32,423	32,926
Other long-term assets	623	573	406

Total assets	$109,984	$112,548	$113,918

LIABILITIES and STOCKHOLDERS' EQUITY
Current portion of long-term debt	$700	$700	$700
Accounts payable	8,427	8,646	7,162
Other current liabilties	16,101	10,944	12,404
Other long-term liabilities	14,516	14,327	14,496
Stockholders' equity	70,240	77,931	79,156

Total liabilities and stockholders' equity	$109,984	$112,548	$113,918

PRINTRONIX, INC. AND SUBSIDIARIES

Sales Classification
(unaudited)

	Three Months Ended			Percent of Total Sales
	March 31,	March 25,	Percent	March 31,	March 25,
Sales by Geographic Region	2006	2005	Change	2006	2005
	($ in thousands)
Americas	$16,409	$16,272	0.8%	49.4%	49.8%
EMEA	10,768	11,131	-3.3%	32.4%	34.0%
Asia Pacific	6,048	5,294	14.2%	18.2%	16.2%

	$33,225	$32,697	1.6%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	March 31,	March 25,	Percent	March 31,	March 25,
Sales by Product Technology	2006	2005	Change	2006	2005
	($ in thousands)
Line matrix	$23,545	$22,242	5.9%	70.9%	68.0%
Thermal (includes RFID)*	6,325	6,664	-5.1%	19.0%	20.4%
Laser	2,866	3,309	-13.4%	8.6%	10.1%
Verification products	489	482	1.5%	1.5%	1.5%

	$33,225	$32,697	1.6%	100.0%	100.0%

*RFID	$649	$765	-15.2%	2.0%	2.3%

	Three Months Ended			Percent of Total Sales
	March 31,	March 25,	Percent	March 31,	March 25,
Sales by Channel	2006	2005	Change	2006	2005
	($ in thousands)
OEM	$9,855	$9,780	0.8%	29.7%	29.9%
Distribution	21,228	20,702	2.5%	63.9%	63.3%
Direct	2,142	2,215	-3.3%	6.4%	6.8%

	$33,225	$32,697	1.6%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	March 31,	March 25,	Percent	March 31,	March 25,
Sales by Customer	2006	2005	Change	2006	2005
	($ in thousands)
Largest customer – IBM	$7,243	$6,522	11.1%	21.8%	19.9%
Second largest customer	2,192	2,560	-14.4%	6.6%	7.8%
Top ten customers	17,101	16,444	4.0%	51.5%	50.3%

PRINTRONIX, INC. AND SUBSIDIARIES

Sales Classification
(unaudited)

	Year Ended			Percent of Total Sales
	March 31,	March 25,	Percent	March 31,	March 25,
Sales by Geographic Region	2006	2005	Change	2006	2005
	($ in thousands)
Americas	$63,011	$62,419	0.9%	49.3%	47.4%
EMEA	41,213	46,651	-11.7%	32.2%	35.4%
Asia Pacific	23,597	22,641	4.2%	18.5%	17.2%

	$127,821	$131,711	-3.0%	100.0%	100.0%

	Year Ended			Percent of Total Sales
	March 31,	March 25,	Percent	March 31,	March 25,
Sales by Product Technology	2006	2005	Change	2006	2005
	($ in thousands)
Line matrix	$91,176	$92,463	-1.4%	71.3%	70.2%
Thermal (includes RFID)*	23,201	24,249	-4.3%	18.2%	18.4%
Laser	11,406	12,874	-11.4%	8.9%	9.8%
Verification products	2,038	2,125	-4.1%	1.6%	1.6%

	$127,821	$131,711	-3.0%	100.0%	100.0%

*RFID	$3,214	$2,647	21.4%	2.5%	2.0%

	Year Ended			Percent of Total Sales
	March 31,	March 25,	Percent	March 31,	March 25,
Sales by Channel	2006	2005	Change	2006	2005
	($ in thousands)
OEM	$37,405	$39,093	-4.3%	29.3%	29.7%
Distribution	83,796	84,530	-0.9%	65.5%	64.2%
Direct	6,620	8,088	-18.2%	5.2%	6.1%

	$127,821	$131,711	-3.0%	100.0%	100.0%

	Year Ended			Percent of Total Sales
	March 31,	March 25,	Percent	March 31,	March 25,
Sales by Customer	2006	2005	Change	2006	2005
	($ in thousands)
Largest customer – IBM	$28,807	$28,367	1.6%	22.5%	21.5%
Second largest customer	9,335	10,426	-10.5%	7.3%	7.9%
Top ten customers	63,473	66,479	-4.5%	49.7%	50.5%